EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD MOURNS THE DEATH OF LONG-TIME EXECUTIVE
DAVID A. BROOKS

DALLAS, April 2, 2018 -- Ashford Inc. (NYSE American: AINC) (“Ashford” or the “Company”) today announced with great sadness the passing of long-time executive David A. Brooks, who served in multiple leadership roles with the Company and its advised platforms since 2003. He was 58.
"We are deeply saddened by David’s sudden passing,” commented Monty J. Bennett, Ashford's Chairman and Chief Executive Officer. “He was a wonderful friend, a strong leader and a consummate professional. He helped guide Ashford and its predecessor companies for almost 27 years and it was a privilege and honor to know and work alongside him. All of us at Ashford will miss David greatly and we express our heartfelt condolences to his family for their loss.”
Mr. David A. Brooks served as Chief Transaction Officer of Ashford Inc. since 2018 and as its General Counsel and Secretary since November 2014. Mr. Brooks also served as Chief Transaction Officer of Ashford Hospitality Prime, Inc. (NYSE: AHP) since 2018 and served as its General Counsel and Secretary since April 2013. Mr. Brooks also served as Chief Transaction Officer of Ashford Hospitality Trust, Inc (NYSE: AHT) since 2018 and served as its General Counsel and Secretary since January 2009. He served as Chief Operating Officer of Ashford Inc., Ashford Hospitality Prime and Ashford Hospitality Trust until 2018. Prior to assuming the role of Chief

Operating Officer of Ashford Trust, he served as Chief Legal Officer, Head of Transactions and Secretary from August 2003 to January 2009. Prior to that, he served as Executive Vice President and General Counsel for Remington Hotel Corporation and Ashford Financial Corporation, an affiliate of Ashford Trust, from January 1992 until August 2003. Prior to joining Remington Hotel Corporation, Mr. Brooks served as a partner with the law firm of Sheinfeld, Maley & Kay.
Ashford provides global asset management, investment management and related services to the real estate and hospitality sectors.

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